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                                                                      EXHIBIT O


                                PROMISSORY NOTE
                                      WITH
                             AMORTIZATION SCHEDULE


$720,000.00                                                     Cleveland, Ohio
                                                               February 4, 2002


         FOR VALUE RECEIVED, the undersigned, ELMWOOD PARTNERS II, an Ohio general partnership (the "Maker"), promises to pay to the order of THE KINDT-COLLINS COMPANY, a Delaware corporation (hereinafter with its assignees referred to as the "Payee"), the principal sum of Seven Hundred Twenty Thousand ($720,000.00), together with the interest on the unpaid principal balance at the nominal annual rate of 5.33% per annum.

         The principal amount of this Note shall be payable in semi-annual installments together with interest accrued on the outstanding principal balance on each June 30 and December 31 as provided in the Amortization Schedule attached hereto until the principal amount and interest have been paid in full.

         The Maker shall have the right to prepay all or any part of the principal sum of this Note, without penalty, at any time or times together with interest accrued on the prepaid principal amount to the date of such prepayment.

         All payments of principal and interest shall be made at such place as the Payee shall designate in writing to the Maker from time to time.

         In the event the Maker shall (1) fail to make any payment of principal and/or interest due hereunder on the date or dates of payment called for hereunder, and such non-payment shall not have been made within fifteen (15) days: (2) be subject to the entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker a bankrupt or insolvent, which decree or order shall continue undischarged or unstayed for a period of thirty
(30) days; (3) be subject to the institution of proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a bankruptcy proceeding against it, or file a petition or answer or consent seeking reorganization under federal bankruptcy laws or any other similar applicable state law, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due (each constituting an "event of default"), then the Payee may declare the entire remaining indebtedness owing hereunder, including accrued interest, to become immediately due and payable by notice in writing given to the Maker, which notice shall be effective upon receipt by the Maker.


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         By accepting this Note the Payee represents, warrants and agrees that it is acquiring this Note for investment purposes and not with a view to the distribution of any portion thereof.

         WITNESS the due execution hereof, as of the day and year first written above.


                                    ELMWOOD PARTNERS II


                                    By: /s/ Jon A. Lindseth
                                       ----------------------------------------
                                       Jon A. Lindseth, Managing Partner